Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2022, included in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-260296) and related Prospectus of Sarcos Technology and Robotics Corporation for the registration of its common stock and warrants.

/s/ Ernst & Young LLP

Salt Lake City, Utah

March 29, 2022